EXHIBIT 14


                           [Jewelcor Management, Inc.
                          100 North Wilkes-Barre Blvd.
                             Wilkes-Barre, PA 18702]






VIA FACSIMILE AND FEDERAL EXPRESS
---------------------------------

November 4, 2004

Argonaut Technologies, Inc.
1101 Chess Drive
Foster City, California 94404
Attn:  Secretary

Re:   Amended Request for Special Meeting of Stockholders

To whom it may concern:

      The undersigned, a holder of 1,315,233 shares of the common stock, $.0001 par value, of Argonaut Technologies, Inc., a Delaware corporation (the "Company"), hereby requests pursuant to Section 2 of Article I of the Company's Amended and Restated Bylaws (the "Bylaws"), that the Company promptly call a special meeting of the stockholders of the Company for the following purposes:

            (1) to amend Section 2 of Article II of the Bylaws to provide that any vacancy in the Company's board of directors occurring by reason of removal of any director or directors by the stockholders shall be filled, for the unexpired term of the director or directors so removed, only by the affirmative vote of a majority of the voting power of the outstanding shares;

            (2) to remove the current members of the Company's board of directors, except Frank Husic, including removal of one or more directors for cause; and

            (3) to elect individuals to the Company's board of directors to fill the vacancies created by such removal of directors and to serve until their successors are duly elected and qualified.

      This request supersedes the undersigned's request for special meeting of stockholders dated November 3, 2004.

      Attached is a copy of a stock certificate showing the undersigned to be the record holder of 2,500 shares of the Company's Common Stock, as well as a letter from Spear Leeds & Kellogg showing the undersigned to be the beneficial owner of an aggregate of 1,312,733 additional shares of the Company's Common Stock held in an account with such entity.

      The undersigned may communicate with a few other stockholders of the Company to determine whether those stockholders might also request that the Company call a special meeting of stockholders, for purposes of satisfying the Company's Bylaws in this regard. The undersigned trusts that the Company's board of directors will comply with the board's obligations under Section 2 of Article I of the Bylaws and cause the special meeting of the stockholders to be held promptly, and will not take any action in advance of the special meeting that has the purpose or effect of seeking to thwart the matters to be proposed and voted upon at the special meeting.

      In this regard, we are aware that the board of directors has purported to amend the Company's long-standing Bylaw provision giving holders of more than 10% of the Company's stock the right to call a special meeting of stockholders. As we have previously stated, we believe this action (as well as other action taken by the board at that time) was invalid and ineffective under Delaware law, having been precipitously taken in the face of Jewelcor Management, Inc.'s public filing of a Schedule 13D indicating, among other things, an intention to replace the members of the Company's board, and if necessary to seek to call a special meeting of the stockholders pursuant to the Bylaws by action of holders of more than 10% of the Company's common stock. We hope and expect that the Company will acknowledge the invalidity of these board actions, act promptly to rescind them, and adhere to the Company's long-standing Bylaw provisions with respect to the calling and timing of the special meeting. If not, we are fully prepared to litigate the issue, and are confident that we will prevail.

      As you may know, two years ago Jewelcor Management, Inc. and other stockholders pursued a proxy contest to elect members to the board of directors of Liquid Audio, Inc., also a Delaware corporation. Rather than permit the stockholder franchise to proceed in accordance with Liquid Audio's long-standing bylaw provisions, prior to the annual meeting of Liquid Audio's stockholders, Liquid Audio amended its bylaws to expand its board of directors from five to seven members. The stockholders opposing Liquid Audio's management went to Delaware court to challenge management's self-serving bylaw amendment, and were successful in invalidating that amendment. We understand that the Company's legal counsel include the same firms that advised Liquid Audio. They are undoubtedly familiar with the Liquid Audio lawsuit and its outcome, as well as the significant cost of management's unsuccessful litigation efforts, which we understand amounted to $1 million or more. If anything, the purported amendments to the Company's long-standing Bylaws are more egregious than the amendment invalidated by the Delaware Supreme Court in the Liquid Audio case, since they directly interfere with and impede the stockholders' ability and right to vote (and not merely the outcome of such vote). We repeat our expectation that the Company's management will spare the Company and its stockholders the expense, distraction and delay of costly litigation and proceed with the special meeting in accordance with the Company's long-standing Bylaws.

      Please acknowledge receipt of this letter by signing and dating the enclosed copy of this letter and return the same to the undersigned in the enclosed envelope.

                                          Very truly yours,

                                          JEWELCOR MANAGEMENT, INC.


                                          ___________________________________
                                          Name:  Seymour Holtzman
                                          Title: President


RECEIPT ACKNOWLEDGED OF
November ___, 2004

ARGONAUT TECHNOLOGIES, INC.

By _____________________________
cc:  Board of Directors
     Argonaut Technologies, Inc.